UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Pantry, Inc.
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On March 6, 2014, The Pantry, Inc. (the “Company”) issued a press release that included a letter to the Company’s stockholders urging stockholders to vote for the Company’s director nominees at the Company’s 2014 Annual Meeting of Stockholders. The letter is being mailed to the Company’s stockholders. A copy of the press release is set forth below.

THE PANTRY URGES STOCKHOLDERS TO SUPPORT

VALUE-ENHANCING CHANGES ALREADY UNDERWAY

Recommends That Stockholders Vote WHITE Proxy Card Today

CARY, N.C. – March 6, 2014 – The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern U.S., today sent the following letter to stockholders in response to the ill-informed arguments made by the dissident stockholder group led by JCP Investment Management, LLC in connection with the Company’s 2014 Annual Meeting of Stockholders:

Dear Fellow Stockholder,

At The Pantry’s Annual Meeting of Stockholders on March 13, 2014, you have the opportunity to protect the value of your investment by supporting your Board of Directors on the WHITE proxy card. A dissident stockholder group, led by JCP Investment Management, LLC, has undertaken an aggressive campaign of misinformation, and put forward an empty plan that illustrates a fundamental lack of understanding of our business, in an effort to put its director nominees on The Pantry’s Board. We believe the election of the dissident nominees would disrupt the ongoing progress your Board and management team are making on the Company’s strategic plan. It is important for us to set the record straight with respect to the inaccurate statements made by the dissident group, in order to ensure that stockholders have all the facts when making this important decision about the future of their investment.

THE DISSIDENT GROUP’S “PLAN” TO ENHANCE STOCKHOLDER VALUE

PRESENTS NO NEW IDEAS TO CREATE STOCKHOLDER VALUE AND REFLECTS A LIMITED

UNDERSTANDING OF THE COMPANY’S BUSINESS

Following an in-depth strategic and operational review that culminated in October 2013, the Company’s leadership, with the support of a globally recognized consulting firm, identified key areas of focus for creating meaningful value for the Company and all stockholders, including sales growth initiatives, strategic store enhancements, acquisitions and thoughtful expense management. The Pantry’s Board and management team have acted on these key focus areas and implemented changes that have positioned the Company for sustained, profitable growth.

FACT: The Company’s Board and management team have clearly communicated and are actively implementing a QSR plan to drive stockholder value. Contrary to the uninformed insistence of the dissident group, The Pantry’s QSR roll-out plan is not constrained by capital. Your Board and management have studied QSR market dynamics carefully, and know that the optimal strategy for success is not an “urgent build plan” but a measured expansion with top-tier QSR partners, taking into account market and brand availability, construction costs and store size. The Company has 223 QSRs in place today and is targeting 20 new QSRs in 2014, with 40-50 new QSRs per year thereafter. In total, The Pantry has identified over 500 additional sites for potential QSR expansion.

The performance of the Company’s existing QSRs indicate that this strategy is working. QSR comps have steadily improved over the last four quarters.

Moving forward, the Board and management team will continue to pursue this QSR opportunity in a thoughtful way that will best enhance stockholder value. The Board’s expertise and significant experience in retail and convenience store operations, is far more relevant to this undertaking than the purported knowledge base of the dissident group’s nominees, which includes:

•	Todd Diener’s experience in the casual dining restaurant industry, an area of foodservice that differs significantly from the QSR business;

•	James Pappas’ one year of experience as chairman of Morgan’s Foods, Inc., an over-the-counter (OTC) listed stock with a $12 million total market capitalization, or his director experience at Samex Mining Corp., a publicly traded Canadian mining company that ceased operations within a year of his joining the board; and

•	Joshua Schechter’s OTC board experience in hair solutions, engineered products and telecommunications infrastructure.

The dissident group has not put forth any new ideas with respect to QSRs. The dissident group’s “plan” is not a plan at all, but a naïve exhortation for “faster” execution of our current strategy without any understanding of how to do so successfully. In fact, the one concrete suggestion that the dissident group does make is to “hire outside professionals,” which is difficult to reconcile with the dissident group’s claim that its nominees “have significant experience in QSR, restaurant and specialty retail operations….”

FACT: The Pantry’s Board and management team have steadily decreased debt and reduced costs throughout the organization, which has strengthened the Company’s balance sheet and provided additional liquidity to reinvest in the business. We have eliminated nearly $368 million of debt from our balance sheet since 2008, including $72 million in fiscal 2013 alone. The Pantry now has a prudent capital structure in place that consists of attractive, pre-payable bank debt and senior notes that are trading well above par. As of December 2013, The Pantry had substantial liquidity (cash and available credit lines) amounting to $174 million, with no near-term debt maturities. Going forward, the Company expects to further delever its balance sheet using strong free cash flow generated through the continued successful execution of its strategy.

FACT: Your Board and management team have taken an extremely disciplined approach to capital allocation, maintaining strict policies and procedures to approve expenditures, review the ongoing performance of investments and monitor returns. We are a return-focused company in which capital allocation decisions are heavily scrutinized on the basis of discounted cash flow and return on investment metrics. During the period before the appointment of CEO Dennis Hatchell in 2012, the Company temporarily discontinued its acquisition program in the interest of streamlining expenses. Under the new management team, the Company has implemented a plan to invest in store remodels, QSRs, new stores and acquisitions following an in-depth review of its business supported by a globally recognized consulting firm. The Pantry’s growth-oriented investments target a discounted cash flow rate of return at or above 10%.

The dissident group’s plan to reduce capital expenditures is completely inconsistent with its proposed acceleration of The Pantry’s QSR program. Moreover, the dissident group ignores the success that has been fueled by the Company’s recent investments in store remodels. For the 35 remodeled stores that have been open for six months or more, The Pantry has posted an uplift on merchandise sales of approximately 6%, including a 21% uplift on food service sales and positive sales results in both packaged goods and services. The Company’s investments in store remodels have also driven positive results in merchandise gross profit and comparable gallons sold. Furthermore, despite more competitive cigarette and fuel pricing to drive traffic and temporary expense increases to support new merchandise initiatives, our top third of remodeled stores are already performing above expectations within the first year, with a 10%+ merchandise uplift.

FACT: Your Board and management team are already taking concerted action to reposition and rationalize the Company’s store base. Over the past two years, approximately 92% of The Pantry’s growth capital has been directed toward Leader and Expand markets, while the Company is maintaining its Core markets with minimal investment. Since 2011, the Company has divested or closed 157 stores with a positive impact on total profitability. The dissident plan simply reiterates the current strategy with respect to portfolio optimization and does not provide any new ideas.

FACT: The Pantry’s management team has considered the pros and cons of a possible real estate monetization or REIT formation, and has concluded that neither would be in the best interests of The Pantry’s stockholders. Real estate monetization through a sale leaseback would potentially create tax leakage as well as limit our ability to modify properties to accommodate QSRs or divest/close underperforming stores. Furthermore, incremental rental expense associated with a sale leaseback would impact the Company’s margins, create additional exposure to rising rent rates, and have a negative cash flow impact due to the current differential between capitalization rates on sale leasebacks and interest expense on our bank debt. Formation of a REIT would be subject to similar considerations, as well as lead to potential breakage costs on our bonds. The single-tenant characteristics of a Pantry REIT, incremental ongoing SG&A costs of operating a second public company and other taxes upon REIT formation have also been considered. In light of these issues, selling a significant portion of our remaining real estate or forming a REIT is not in the best interests of stockholders at this time.

THE PANTRY HAS AN OUTSTANDING MANAGEMENT TEAM THAT IS FOCUSED ON LEADING

THE COMPANY FORWARD

The Pantry has an industry-leading management team that is dedicated to the success of the Company. Management has made and continues to make significant progress on our strategic plan, and has positioned The Pantry for sustained and profitable growth.

FACT: The Pantry has had only two permanent CEOs in four years, and a total of four CEOs in the last 18 years. Upon the retirement of Peter Sodini in 2009, who served as CEO for more than 13 years, the Board appointed Terry Marks, who was CEO for two years. Following Mr. Marks’ departure in 2011, the Board chose current CEO Dennis Hatchell to lead the Company. During the period between Mr. Marks’ departure and Mr. Hatchell’s start date in 2012, our Chairman, Ed Holman, served temporarily as interim CEO, a common practice at public companies undertaking a search for a permanent CEO. Mr. Hatchell has served as the current CEO for two years and Ed Holman remains active as Chairman of the Board today.

FACT: Starting in 2012, the Board has strengthened the senior management team with the addition of several key hires, including a new CEO, CFO, Chief Merchandising Officer, CIO and VP of Real Estate & Business development. The management changes undertaken since 2012 have ensured that The Pantry has a best-in-class management team to execute on our plan to grow the Company and create stockholder value.

THE COMPANY’S BOARD OF HIGHLY QUALIFIED, EXPERIENCED

DIRECTOR NOMINEES IS DEDICATED TO MAINTAINING BEST PRACTICES

IN CORPORATE GOVERNANCE

Your Board has nominated nine highly qualified directors who together possess significant retail, convenience store, consumer packaged goods, foodservice and financial experience that is highly relevant and critical to the business. Of the nine nominees, eight have direct experience working in the retail and/or convenience store industries, seven have executive management experience at Fortune 500 companies. All are committed to the highest standards of corporate governance and oversight.

FACT: The Pantry is always open to evaluating new Board members with relevant knowledge and expertise, and has taken proactive steps to expand and add new talent to the Board. Recent additions include:

•	Dennis G. Hatchell, appointed in March 2012. Mr. Hatchell has led the transformation of the Company’s strategy since his appointment as CEO in March 2012. His creativity and insight, combined with more than 40 years of industry experience in the food distribution and retail grocery business, have made him an invaluable member of the Board.

•	Kathleen R. Guion, appointed in May 2013. Ms. Guion brings significant fuel experience through her service as President and COO of E-Z Serve Convenience Stores, a chain of over 600 stores with fuel operations in the Houston area, and as Vice President and General Manager of 7-Eleven convenience stores. Ms. Guion’s prior retail experience includes serving as an executive with Dollar General, which under her leadership significantly expanded its food merchandise offering.

•	Thomas W. Dickson, nominated in January 2014. Mr. Dickson most recently served as Chairman and CEO of Harris Teeter Supermarkets, a leading food retailer in the southeastern United States with 216 stores and $4.1 billion of revenue, and brings nearly two decades of operational and management experience in the supermarket industry.

The Board is also currently evaluating additional independent director candidates who possess significant management experience in the fuels business, to assist the Board in its oversight of this important area.

With the recent addition of Kathleen Guion and Thomas Dickson, and the decision of Paul Brunswick and Bryan Monkhouse to not stand for election at the 2014 annual meeting, the Company has clearly demonstrated a willingness to bring “fresh perspectives” into the boardroom. However, your Board does not think it is in the best interests of stockholders to replace three highly experienced, highly qualified and independent directors—Robert Bernstock, Edwin Holman and Thomas Murnane—with dissident nominees solely interested in pursuing their self-serving agenda. The new management team, under the oversight of the Board, has shown success on several key merchandise initiatives and growth investments.

PROTECT THE VALUE OF YOUR INVESTMENT IN THE PANTRY:

VOTE THE WHITE PROXY CARD TODAY

Under the guidance of your Board and management team, The Pantry has successfully executed plans to improve performance and unlock the potential of our powerful convenience store platform. The Board’s director nominees are actively engaged and together possess significant retail, convenience store, consumer packaged goods, foodservice, fuel and financial experience—all areas that are highly relevant and critical to The Pantry’s business, and that have made substantial contributions to the Company’s progress.

In contrast, the Company believes that the dissident group brings neither expertise nor insight to the table. The dissident group has not outlined any constructive steps to enhance the Company’s strategy, and has been unable to demonstrate how its director nominees would do anything to improve the value of stockholders’ investment in The Pantry beyond what the Board and management team have clearly articulated and are successfully executing.

We are confident that we have the right Board, the right management team and the right strategy to continue to drive value for all stockholders. We strongly urge you to protect the value of your investment in The Pantry by voting “FOR” your Board’s experienced and highly qualified director nominees—Robert F. Bernstock, Thomas W. Dickson, Wilfred A. Finnegan, Kathleen Guion, Dennis G. Hatchell, Edwin J. Holman, Terry L. McElroy, Mark D. Miles and Thomas M. Murnane—on the WHITE proxy card today.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any GOLD proxy card sent to you by the dissident group.

On behalf of your Board of Directors, we thank you for your continued support of The Pantry.

Sincerely,

Edwin J. Holman	Dennis G. Hatchell
Chairman of the Board	President and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to sign any Gold proxy card sent to you by JCP Investment Management, LLC. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.

Safe Harbor Statement

Statements made by the Company in this letter relating to future plans, events, or financial condition or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “intend,” “outlook,” “guidance,” “believes,” “should,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation, the potential cost and management distraction attendant to the dissident group’s nomination of director nominees at the 2014 Annual

Meeting of Stockholders, the ability of management to increase profitability as a result of technology enhancements, cost management efforts, new QSRs and store remodels, and new store openings and acquisitions. These and other risk factors are discussed in the Company’s most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission (the “SEC”), and should be considered carefully. Readers are cautioned not to place undue reliance on such forward looking statements. In addition, the forward-looking statements included in this letter are based on the Company’s estimates and plans as of March 5, 2014. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Important Additional Information

The Pantry has filed a definitive proxy statement and form of white proxy card with the SEC on February 13, 2014 and commenced mailing the definitive proxy statement and white proxy card to The Pantry’s stockholders in connection with its 2014 Annual Meeting of Stockholders. THE PANTRY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE AS THEY CONTAIN IMPORTANT INFORMATION. The Pantry, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from The Pantry’s stockholders in connection with the matters to be considered at The Pantry’s 2014 Annual Meeting of Stockholders. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with The Pantry’s 2014 Annual Meeting of Stockholders. Stockholders may obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by The Pantry with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at The Pantry’s website at www.thepantry.com, by writing to The Pantry at 305 Gregson Drive, Cary, North Carolina 27511, Attention: Secretary or by calling The Pantry’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

The Pantry, Inc.

Andrew Hinton, 919-774-6700

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger, 212-750-5833

Joele Frank, Wilkinson Brimmer Katcher

Matt Sherman / Andrew Siegel, 212-355-4449

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